SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                  JULY 8, 2004
                Date of Report (Date of earliest event reported)


                          DISCOVERY LABORATORIES, INC.
             (Exact name of Registrant as specified in its charter)

               DELAWARE                               000-26422                             94-3171943
     (State or other jurisdiction              (Commission File Number)                    (IRS Employer
           of incorporation)                                                          Identification Number)


                           350 MAIN STREET, SUITE 307
                         DOYLESTOWN, PENNSYLVANIA 18901
                    (Address of principal executive offices)


                                 (215) 340-4699
              (Registrant's telephone number, including area code)



          (Former name or former address, if changed since last report)

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ITEM 5. OTHER EVENTS

      On July 8, 2004, Discovery Laboratories, Inc. (the "Registrant"), issued a press release to announce the completion of a Committed Equity Financing Facility Arrangement ("CEFF") with Kingsbridge Capital Limited ("Kingsbridge") pursuant to which Kingsbridge has committed to finance up to $75 million of capital to support the Registrant's future growth. The CEFF is embodied in a
Common Stock Purchase Agreement filed herewith as Exhibit 10.1 and a Registration Rights Agreement filed herewith as Exhibit 10.2. Subject to certain limitations, from time to time under the CEFF, the Registrant can require Kingsbridge to purchase newly-issued shares of the Registrant's common stock, par value $.001 per share (the "Common Stock"), over the course of a 15-trading day period. Subject to limited exceptions, on each trading day of each such financing period, Kingsbridge is required to purchase shares of Common Stock for an aggregate purchase price equal to 1/15 of the applicable financing amount. The Registrant has the right to determine the exact timing, amount and price of any and all financings under the CEFF, subject to certain conditions and limitations. The CEFF allows the Registrant to raise capital as required, at the time, price and in amounts deemed suitable to the Registrant, during the three-year period following the effectiveness of the registration statement to be filed by the Registrant with the Securities and Exchange Commission ("SEC").

      In connection with the CEFF, the Registrant issued to Kingsbridge a warrant, a copy of which is filed herewith as Exhibit 4.1, to purchase up to 375,000 shares of Common Stock at an exercise price equal to $12.0744 per share (the "Warrant"). The Warrant may not be exercised if and to the extent that the shares to be issued to Kingsbridge upon such exercise, when aggregated with other shares of Common Stock beneficially owned, or deemed beneficially owned, by Kingsbridge, would cause Kingsbridge to own more than 9.9% of the outstanding shares of Common Stock on the date of such exercise. The Warrant is exercisable for five years commencing on January 7, 2005. The warrant must be exercised for cash, except in limited circumstances.

      Pursuant to the CEFF, the Registrant may access up to and including $18.75 million per 15-day financing period. The Registrant is not obligated to utilize any of the $75 million available under the CEFF and there are no minimum commitment or minimum use penalties. The Registrant may not access the CEFF unless and until the SEC declares effective the registration statement to be filed by the Registrant covering the resale of the shares of Common Stock issuable in connection with the CEFF and the shares of Common Stock underlying the Warrant. Each draw down will be priced over a 15-trading day financing period with the Registrant controlling the minimum acceptable purchase price for any shares to be issued to Kingsbridge during that time. The purchase price for the shares of Common Stock pursuant to the CEFF shall reflect discounts ranging from 6% to 10% of the average market price of the Common Stock during the applicable financing period, with the reduced discounts applying if the price of the Common Stock is equal to $9.01 or more. However, Kingsbridge shall not be required to purchase any shares of Common Stock on any day of a financing period if and to the extent that such purchase would cause Kingsbridge to purchase a number of shares of Common Stock which, when aggregated with other shares of Common Stock then beneficially owned, or deemed beneficially owned, by Kingsbridge, would result in Kingsbridge owning more than 9.9% of the outstanding shares of Common Stock on such day. There must be at least five trading days between individual financing periods, and individual financing are limited to certain maximum amounts depending on the then current market capitalization of the Registrant.


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

      The CEFF does not contain any restrictions on the Registrant's operating activities, automatic pricing resets or minimum market volume restrictions nor prohibit the Registrant from conducting additional debt or equity financings, including PIPEs, shelf offerings, secondary offerings or any other fixed future-priced securities. Throughout the term of the CEFF, Kingsbridge is restricted from engaging in any transaction intended to reduce its economic risk of owning shares of the Registrant's common stock including, without limitation, the purchase of any option or contract to sell, selling "short" or "short against the box", or otherwise entering into any other security transaction the purpose of which is to hedge its risk of ownership of the Common Stock.

      The description of the terms and conditions of the CEFF and the Warrant and the rights and obligations of the Registrant and Kingsbridge in connection therewith are qualified by reference in their entirety to the definitive terms and conditions of the Common Stock Purchase Agreement, the Registration Rights Agreement and the Warrant, forms of which are filed as exhibits to this Report.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS AND EXHIBITS

     (c)  Exhibits:

          4.1   Class B Investor Warrant
          10.1  Common Stock Purchase Agreement
          10.2  Registration Rights Agreement
          99.1  Press Release dated July 8, 2004



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

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        DISCOVERY LABORATORIES, INC.


                                        By:  /s/ Robert J. Capetola
                                           -------------------------------------
                                        Name:  Robert J. Capetola, Ph.D.
                                        Title: President and Chief Executive
                                               Officer

Date: July 8, 2004


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